                                                                    EXHIBIT 21.1

               LIST OF SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

                                           JURISDICTION OF INCORPORATION
NAME                                              OR ORGANIZATION
----                                       -----------------------------
Alcon Foreign Sales Corporation                 Barbados
S.A. Alcon-Couvreur N.V.                        Belgium
N.V. Alcon Coordination Center                  Belgium
Trinity River Insurance Co. Ltd.                Bermuda
Alcon Laboratorios do Brasil Ltda.              Brazil
Biosintetica Administradora de Bens S/C
Ltda.                                           Brazil
Alcon Canada Inc.                               Canada
Laboratoires Alcon S.A.                         France
Alcon Pharma GmbH                               Germany
Alcon Italia S.p.A.                             Italy
Alcon Japan Ltd.                                Japan
Alcon (Puerto Rico) Inc.                        Puerto Rico
Alcon Cusi, S.A.                                Spain
Alcon Pharmaceuticals Ltd.                      Switzerland
Alcon Holdings Inc.                             United States
Alcon Laboratories, Inc.                        United States
Alcon Pharma, Inc.(1)                           United States
Alcon Pharmaceuticals, Inc.                     United States
Alcon Manufacturing, Ltd.                       United States
Falcon Pharmaceuticals, Ltd.                    United States
Alcon Research, Ltd.                            United States
Summit Autonomous Inc.                          United States
Autonomous Technologies Corporation             United States
Refractive Solutions, Inc.                      United States
Summit Partner, Inc.                            United States
Refractive Horizons, LP                         United States

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(1) Alcon Pharma, Inc. operates under an assumed name of Phoenix Investments,
    Inc.